Exhibit 99.1

Digital Turbine Appoints Wireless Industry Veteran and Former CEO of AT&T Wireless Mobility Services Mohan Gyani to Board of Directors

Austin, TX – January 27, 2016 – Digital Turbine, Inc. (Nasdaq: APPS), a global mobile software company working to deliver the right app to the right person at the right time, today announced the appointment of Mohan Gyani as an independent director, replacing Jud Bowman following his appointment as President and CEO of Sift Media, Inc., in which Digital Turbine holds a stake. Mr. Gyani will also serve on the company’s Compensation Committee. Mr. Gyani was selected to serve based on his broad knowledge of the wireless industry, extensive industry relationships, and deep experience serving on public and private company boards.

“Mohan’s more than 30 years of global experience across the telecom and wireless industries will add a valuable perspective to our Board of Directors,” said Rob Deutschman, Chairman of Digital Turbine. “As mobile operators and OEMs expand their participation in the explosive growth of applications, Mohan’s experience and counsel will be invaluable in helping Digital Turbine to capitalize on this enormous opportunity.”

“In my career, I have concentrated on leading businesses into new frontiers by anticipating the impact of technology shifts and by being prepared to deliver on the fundamental changes these would have on customers’ needs,” said Mohan Gyani. “The growth in mobile applications is dramatically changing how consumers live their lives, especially considering the massive adoption of smartphones and tablets. In Digital Turbine, I see an industry leader that is at the intersection of this trend, connecting the mobile operators and OEMs to application providers through their proprietary software. I look forward to working with the board and management team to make this vision a reality.”

Concluded Mr. Deutschman, “We also thank Jud for his considerable contributions to Digital Turbine as a member of the board. Given the demands of his time at Sift, we mutually agreed that this is the right time to effect a transition. We wish him every success in his new endeavor.”

“I want to thank Rob and the other members of the board and management team for the opportunity to serve on the Digital Turbine board ,” said Jud Bowman. “As the CEO of Sift Media, our Sift investors thought it best that I focus 100% of my efforts on our new venture. I continue to be a large Digital Turbine shareholder and remain fully supportive of the company’s strategy and prospects. I look forward to collaborating with Digital Turbine through its board membership and meaningful interest in my new venture.”

Mr. Gyani is a private investor and an advisor at Primera Capital, a venture capital firm that helps build sustainable, successful companies that focus on innovative products, services and technologies. His career includes serving as the President and Chief Executive Officer of AT&T Wireless Mobility Services from 2000 until his retirement from that company in 2003, and as a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless through December 2004. From 1995 through 1999, he was the Executive Vice President and Chief Financial Officer of AirTouch Communications, a wireless telephone services provider. Upon the acquisition of AirTouch by Vodafone, Mr. Gyani served as executive Director on the board of Vodafone AirTouch and as its head of strategy and M&A until July 1999. Prior to AirTouch Communications, Mr. Gyani spent 15 years with Pacific Telesis Group, Inc., parent of Pacific Bell, a telecommunications company, where he held various financial and operational positions.

Digital Turbine Appoints Wireless Industry Veteran Mohan Gyani to Board of Directors

January 27, 2016

Mr. Gyani currently serves as Vice Chairman of Mobileum, Inc., which designs and develops roaming services and telco big data analytics solutions to mobile network operators in the United States and internationally, and is currently a member of the boards of Ruckus Wireless, Inc. (NYSE: RKUS), a Wi-Fi technology company; Blackhawk Network Holdings, Inc. (Nasdaq: Hawk), a provider of prepaid payments products; IDEA Cellular, a wireless service provider and MUFG Union Bank, N.A and its financial holding company, MUFG Americas Holdings Corporation, as well as the boards of other private companies that are in the wireless mobile space. Mr. Gyani has also held board positions at Mobile Telesystems (MTS), a cell phone operator from June 2007 to June 2010. From March 2002 to August 2013, he served on the board of directors of Keynote Systems, Inc., a mobile and web cloud testing and monitoring company, and from October 2004 to February 2015, he served on the board of directors of Safeway, Inc., a retail food and drug company. Mr. Gyani holds a Bachelor of Arts in Business and a Masters in Business Administration in Finance from San Francisco State University.

About Digital Turbine

Digital Turbine works at the convergence of media and mobile communications, delivering end-to-end products and solutions for mobile operators, device OEMs, app advertisers and publishers, that enable efficient user acquisition, app management and monetization opportunities. The company's products include Ignite™, a mobile device management solution with targeted app distribution capabilities, Discover™, a customized user experience and app discovery tool, Marketplace™, an application and content store, and Pay™, a content management and mobile payment solution. Digital Turbine Media encompasses a leading independent user acquisition network as well as an advertiser solution for unique and exclusive carrier inventory. Digital Turbine has delivered more than 130 million app installs for hundreds of advertisers. In addition, more than 31 million customers use Digital Turbine's solutions each month across more than 20 global operators. The company is headquartered in Austin, Texas with global offices in Durham, Berlin, San Francisco, Singapore, Sydney and Tel Aviv. For additional information visit http://www.digitalturbine.com/ or connect with Digital Turbine on Twitter at @DigitalTurbine.

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Fusion Public Relations

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digitalturbine@lhai.com

SOURCE Digital Turbine, Inc.

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